Exhibit 99.1

VeriChip Corporation Announces Financial Results for 2006 Fourth Quarter and Full Year

2006 Record Revenue of $27.3 million, an 11.2% Increase from 2005 Pro Forma Results; 2006 Fourth Quarter Revenue
Increased to $7.0 Million

DELRAY BEACH, FL – March 8, 2007 – VeriChip Corporation (“VeriChip” or the “Company”) (NASDAQ: CHIP), a provider of RFID systems for healthcare and patient-related needs, today reported financial results for its fourth quarter ended December 31, 2006, and full year 2006. The Company’s 2006 fourth quarter revenue was $7.0 million, an increase of 3.1%, compared to 2005 fourth quarter revenue of $6.8 million. The Company’s net loss was $3.3 million for the 2006 fourth quarter, or $0.59 per share, compared to a net loss of $2.6 million, or $0.46 per share, for the 2005 fourth quarter. The increase in net loss reflected 2006 fourth quarter charges totaling approximately $0.9 million related to the Company’s previously announced plan to consolidate its Canadian operations to its facility in Ottawa, Ontario. This plan includes exiting its facility in Vancouver, British Columbia. In addition, the Company increased its operating costs related to the infrastructure build-out of its VeriMed Patient Identification business including a charge in the 2006 fourth quarter of approximately $0.4 million to reduce the carrying amount of its VeriMed inventory to the lower of cost or market.

Net revenue for full year 2006 totaled $27.3 million, an increase of 11.2%, compared to 2005 pro forma revenue of $24.6 million. During 2005, VeriChip acquired EXI Wireless Inc. and Instantel Inc. Pro forma results for 2005 reflect the combined businesses as if the acquisitions of EXI Wireless Inc. and Instantel Inc. occurred as of January 1, 2005. Historical revenue for 2005 totaled $15.9 million. Net loss for 2006 was $6.7 million, or $1.21 per share, compared to 2005 pro forma net loss of $5.5 million, or $0.99 per share. Historical net loss for 2005 was $5.3 million or $1.00 per share. The increase in net loss for 2006 is primarily due to the charges discussed above.

Gross profit was $3.7 million, or 52.8%, for the 2006 fourth quarter, compared to gross profit of $4.0 million, or 58.7%, for the 2005 fourth quarter. Gross profit for the fourth quarter of 2006 includes the charges related to VeriMed inventory discussed above. Full year 2006 gross profit was $15.5 million, or 56.9%, compared to pro forma gross profit of $14.2 million, or 57.9%, for 2005. Historical gross profit for 2005 was $9.5 million, or 59.7%.

Discussion of Fourth Quarter and Full Year Results

•
VeriChip had a total of 392 medical facilities, approximately 80 of which were protocol adopted, enrolled in the VeriMed Patient Identification System as of December 31, 2006. During the six-month period from July to December 2006, the Company recorded a 266% increase in the number of medical facilities that enrolled in the VeriMed network.

•	The Company reached record sales of its infant protection products. These sales were across all of its product platforms and multiple geographies, focused in North America.

•	Management estimates that one in three U.S. hospitals and birthing centers now use a Company infant protection system.

•	Over 340 Company wander prevention systems were purchased by long-term care facilities in 2006.

•	Three hospital asset/staff location and identification systems were successfully installed in 2006, with two currently in progress.

•	Subsequent to year-end 2006, VeriChip completed its initial public offering, offering 3.1 million shares of its common stock at $6.50 per share.

Scott R. Silverman, Chairman and Chief Executive Officer of VeriChip, said, “Our healthcare security businesses, including our infant protection, wander prevention and asset/staff location and identification systems, continued their strong combined track record of double-digit annual revenue growth and operating profits. As we look at 2007 and beyond, we expect these businesses to continue to achieve strong revenue growth.”

Silverman continued, “We are actively building out the VeriMed Patient Identification System, and we believe our recently completed initial public offering has provided us with sufficient capital to execute our business plan. We look forward to additional milestones as we continue to strengthen the VeriMed infrastructure including growing the number of hospitals in our VeriMed network, increasing the number of hospital emergency departments that have implemented the VeriMed protocol, and entering into new third-party partnerships. Furthermore, as we participate in additional patient studies like our recently announced program with Alzheimer’s Community Care, we will continue to work toward obtaining insurance and CMS reimbursement, which we believe is critical to VeriMed’s long-term success.”

Conference Call
The Company will host a conference call today for investors, analysts, business and trade media, and other interested parties at 8:30 a.m. EST to discuss these results. Interested participants should call (800) 472-8309 within the United States or (706) 643-9561 internationally. Please use passcode 1338987. Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through the home page of the Company’s Web site at www.verichipcorp.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from March 8 at 11:30 a.m. EST to April 7 at 11.59 p.m. EST. For the replay, dial (800) 642-1687 (USA) or (706) 645-9291 (international), using access code 1338987. Alternatively, a replay can be accessed through the Media/Audio & Video link on the Company’s Web site at www.verichipcorp.com.

About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, develops, markets and sells radio frequency identification, or RFID, systems used to identify, locate and protect people and assets. VeriChip’s goal is to become the leading provider of RFID systems for people in the healthcare industry. VeriChip sells passive RFID systems for identification purposes and active RFID systems for local-area location and identification purposes. VeriChip recently began to market its VeriMed™ Patient Identification System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, the implantable VeriChip™, cleared for medical use in October 2004 by the United States Food and Drug Administration.

VeriChip Corporation is majority-owned by Applied Digital Inc. (NASDAQ: ADSX), which also owns a majority position in Digital Angel Corporation (AMEX: DOC). For more information on VeriChip, please call 1-800-970-2447, or email info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations for strong revenue growth of our healthcare security products, continued strengthening of our VeriMed infrastructure, success of the Company’s marketing and sales initiative, including new third-party partnerships ,and expected growth in sales, earnings and improvement in gross margins. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumption. Among the important factors that could actual results to differ materially from those expressed in, or implied by, the forward-looking statements are our ability to successfully implement our business strategy; our expectation that we will incur losses, on a consolidated basis, for the foreseeable future; the relative maturity in the United States and limited size of the markets for our infant protection and wander prevention systems and vibration monitoring instruments; the degree of success we have in leveraging our brand reputation, reseller network and end use customer base for our infant protection and wander prevention systems to gain inroads in the emerging market for asset/staff location and identification systems; the rate and extent of the U.S. healthcare industry’s adoption of RFID asset/staff location and identification systems; the relative degree of market acceptance of our zonal, or cell ID, active RFID systems compared to competing technologies, such as lower power Ultra Wide Band-based location technologies; uncertainty as to whether we will be able to increase our sales of infant protection and wander prevention systems outside of North America; our reliance on third-party dealers to successfully market and sell our products; uncertainty as to whether a market for our VeriMed system will develop and whether we will be able to generate more than a nominal level of revenue from the sale of these systems; and market acceptance of our VeriMed system, which will depend in large part on the future availability of insurance reimbursement for the VeriMed system microchip implant procedure from government and private insurers, and the timing of such reimbursement, if it, in fact, occurs. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s Prospectus dated February 9, 2007 relating to its initial public offering under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

VeriChip Corporation Allison Tomek 561-805-8000 atomek@adsx.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

VeriChip Corporation
Condensed Consolidated Statements of Operations Data
(Amounts in thousands except per share data)

	Three Months Ended December 31,
	2006	2005
Product revenue	$6,557	$6,000
Service revenue	403	754

Total revenue	6,960	6,754

Cost of product	3,075	2,258
Cost of services	210	531

Total cost of products and services	3,285	2,789

Gross profit	3,675	3,965
Operating costs and expenses:
Selling, general and administrative	5,040	5,441
Research and development	1,086	901

Total operating costs and expenses	6,126	6,342

Operating loss	(2,451)	(2,377)

Other income	(118)	(24)
Interest expense	367	113

Loss before benefit for income taxes	(2,700)	(2,466)

Income tax expense	(574)	(109)

Net loss	$(3,274)	$(2,575)

Net loss — basic and diluted	$(0.59)	$(0.46)

Weighted average number of shares outstanding — basic and diluted	5,556	5,556

VeriChip Corporation
Condensed Consolidated Statements of Operations Data
(Amounts in thousands except per share data)

	Year Ended December 31,
	2006	2005
Product revenue	$25,631	$14,520
Service revenue	1,673	1,349

Total revenue	27,304	15,869

Cost of product	10,918	5,455
Cost of services	861	940

Total cost of products and services	11,779	6,395

Gross profit	15,525	9,474
Operating costs and expenses:
Selling, general and administrative	17,620	12,442
Research and development	3,786	1,958

Total operating costs and expenses	21,406	14,400

Operating loss	(5,881)	(4,926)

Other income	(57)	(63)
Interest expense	868	343

Loss before benefit for income taxes	(6,692)	(5,206)

Income tax expense	(33)	(56)

Net loss	(6,725)	(5,262)
Deemed dividend	0	(1)

Net loss attributable to common stockholder	$(6,725)	$(5,263)

Net loss — basic and diluted	$(1.21)	$(1.00)

Weighted average number of shares outstanding — basic and diluted	5,556	5,279

VeriChip Corporation
Condensed Balance Sheet Data
(Amounts in thousands, except par value)

	December 31,
Assets	2006	2005
Current Assets:
Cash & cash equivalents	$996	$1,440
Accounts receivable, net of allowance for doubtful accounts	4,486	5,264
Inventories, net of allowance	3,698	2,477
Deferred tax asset	520	263
Prepaid expenses, and other current assets	567	227

Total Current Assets	10,267	9,671
Equipment, net of accumulated depreciation	950	890
Intangible assets, net of accumulated amortization	18,567	19,755
Goodwill	16,025	16,982
Deferred offerring costs	5,079	1,140

TOTAL ASSETS	$50,888	$48,438

Liabilities and Stockholders’ Equity
Current Liabilities:
Bank indebtedness	$853	$94
Accounts payable	3,671	1,635
Accrued expenses	4,282	5,603
Income taxes payable	220	281
Deferred revenue	466	353
Due to stockholder	—	6,881

Total Current Liabilities	9,492	14,847
Deferred tax liabilities	5,416	5,064
Due to stockholder	13,635	—

Total Liabilities	28,544	19,911

Stockholders’ Equity	22,345	28,527

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,889	$48,438

VeriChip Corporation
Condensed Consolidated Statements of Operations Data
(Amounts in thousands except per share data)

	Three Months Ended				Year Ended
	3/31/2006	6/30/2006	9/30/2006	12/31/2006	12/31/2006
Product revenue	$6,157	$6,563	$6,354	$6,557	$25,631
Service revenue	393	413	464	403	1,673

Total revenue	6,550	6,976	6,818	6,960	27,304

Cost of product	2,368	2,644	2,831	3,075	10,918
Cost of services	201	231	219	210	861

Total cost of products and services	2,569	2,875	3,050	3,285	11,779

Gross profit	3,981	4,101	3,768	3,675	15,525
Operating costs and expenses:
Selling, general and administrative	4,007	4,225	4,348	5,040	17,620
Research and development	885	933	882	1,086	3,786

Total operating costs and expenses	4,892	5,158	5,230	6,126	21,406

Operating loss	(911)	(1,056)	(1,463)	(2,451)	(5,881)

Other (income) expense	(18)	62	17	(118)	(57)
Interest expense	128	154	219	367	868

Loss before benefit for income taxes	(1,021)	(1,272)	(1,699)	(2,700)	(6,692)

Benefit (Provision) for income taxes	—	103	438	(574)	(33)

Net Loss	(1,021)	(1,169)	(1,261)	(3,274)	(6,725)

Net loss — basic and diluted	$(0.18)	$(0.21)	$(0.23)	$(0.59)	$(1.21)

Weighted average number of shares outstanding — basic and diluted	5,556	5,556	5,556	5,556	5,556

VeriChip Corporation
Condensed Consolidated Pro Forma Statements of Operations Data
(Amounts in thousands except per share data)

	Year Ended December 31,
	2006	2005 Pro forma
Total revenue	27,304	24,554
Gross profit	15,525	14,222

Operating loss	(5,881)	(6,028)

Interest and other expense, net	811	260

Loss before benefit for income taxes	(6,692)	(6,288)
Benefit (Provision) for income taxes	(33)	761

Net loss	(6,725)	(5,527)
Deemed dividend	0	(1)

Net loss attributable to common stockholder	$(6,725)	$(5,528)

Net loss — basic and diluted	$(1.21)	$(0.99)

Weighted average number of shares outstanding — basic and diluted	5,556	5,556

The accompanying unaudited pro forma condensed combined statement of operations reflects our condensed consolidated results of operations for the year ended December 31, 2005, after giving effect to our acquisitions of EXI Wireless Inc. and Instantel Inc. as if such acquisitions had occurred on January 1, 2005.

The pro forma adjustments do not reflect any adjustments associated with potential operating efficiencies and cost savings associated with combining the companies. The pro forma adjustments do not include any adjustments to historical prices for any future price changes, any adjustments to selling and marketing expenses for any future operating changes or any additional costs associated with becoming a publicly-held company.

The pro forma adjustments reflecting the consummation of the acquisitions are based upon the purchase method of accounting and upon the assumptions set forth in the footnotes to the unaudited pro forma condensed combined statement of operations. The required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, is based upon final valuations for EXI Wireless and Instantel.

On March 31, 2005, Applied Digital acquired EXI Wireless through a plan of arrangement under which Applied Digital issued 3,388,407 shares of its common stock valued at approximately $11.7 million to EXI Wireless’ shareholders. In addition, all outstanding EXI Wireless options and warrants were converted into options or warrants exercisable for shares of Applied Digital’s common stock. The value of the options and warrants exchanged was approximately $0.7 million. Included in the aggregate $13.3 million purchase price was approximately $0.9 million of acquisition costs consisting primarily of a finder’s fee and legal and accounting related services that were direct costs of the acquisition. Applied Digital contributed EXI Wireless to us effective March 31, 2005 under the terms of an exchange agreement dated June 9, 2005, in consideration for approximately 1.1 million shares of our common stock.

On June 10, 2005, we acquired Instantel under the terms of a share purchase agreement. The purchase price for Instantel was $25.0 million, if the sellers elected to receive the second installment of the purchase price in some combination of our common stock and Applied Digital’s common stock, or $24.5 million, if the sellers elected to receive the second installment of the purchase price in cash. Applied Digital funded the initial purchase price payment of $22.0 million with such funding being recorded as a capital contribution to us. In September 2006, the sellers elected to receive the second purchase price payment in cash. Accordingly, on October 10, 2006, we paid the sellers $2.0 million, which amount reflected a holdback of $0.5 million for an indemnification claim we have asserted against the sellers of Instantel. We funded this payment through borrowings under our loan agreement with Applied Digital. A final payment of up to $0.5 million may be due upon resolution of the indemnification claim. In addition, we incurred approximately $0.3 million in acquisition costs. Under the terms of the share purchase agreement, Instantel became a wholly-owned subsidiary of VeriChip Holdings Inc., or VHI.

In January 2006, we effected an amalgamation of Instantel and the former EXI Wireless subsidiaries under Canadian law. The combined entities now operate as a wholly-owned subsidiary of VHI.

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